EXHIBIT 10.1
EXECUTION VERSION

STOCKHOLDERS AGREEMENT
by and among
A. M. CASTLE & CO.
and
the STOCKHOLDERS that are parties hereto
Dated as of August 31, 2017

EX-

EX-i

TABLE OF CONTENTS
(Continued)

SCHEDULE A	Common Stock Ownership of the Stockholders; Percentage Interest; Notice Information; Capitalization

SCHEDULE B	Directors

EXHIBIT A	Articles of Amendment and Restatement

EXHIBIT B	Bylaws
EXHIBIT C        Form of Joinder Agreement

EX-ii

STOCKHOLDERS AGREEMENT
This Stockholders Agreement (as amended, restated, supplemented or modified from time to time, this “Agreement”), dated as of August 31, 2017 (the “Effective Date”), is entered into by and among A. M. Castle & Co., a Maryland corporation (the “Company”), those certain Stockholders of the Company (the “Initial Stockholders”) receiving Stock pursuant to the Plan (as defined below) in the respective amounts set forth on Schedule A hereto and those certain officers of the Company receiving Securities (as defined below) of the Company pursuant to the Plan in the respective amounts set forth on Schedule A hereto (the “Management Stockholders”). Unless otherwise specified, capitalized terms used herein shall have the respective meanings set forth in Article I. The Company, the Initial Stockholders, the Management Stockholders and any other Stockholder (the “Other Stockholders”) joined as a party to this Agreement pursuant to the provisions hereof are sometimes collectively referred to herein as the “Parties”, and each is sometimes referred to herein as a “Party.”
WHEREAS, on June 18, 2017, the Company and certain of its subsidiaries (collectively, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code, thus commencing Chapter 11 cases before the United States Bankruptcy Court for the District of Delaware, which cases were jointly administered as of June 20, 2017 as In re Keystone Tube Company, LLC, et al. (Case No. 17-11330 (LSS));
WHEREAS, the United States Bankruptcy Court for the District of Delaware, in In re Keystone Tube Company, LLC, et al. (Case No. 17-11330 (LSS)), confirmed the Debtors’ Joint Plan of Reorganization under Chapter 11 of the U.S. Bankruptcy Code (as so confirmed, the “Plan”);
WHEREAS, the Plan contemplates and mandates a corporate reorganization and restructuring of the Debtors, to be implemented pursuant to the Plan and the steps and actions set forth in the Plan Supplement (as defined in the Plan), as authorized by the Confirmation Order (as defined in the Plan);
WHEREAS, the Company was incorporated pursuant to the MGCL (as defined below) by filing with the State Department of Assessments and Taxation of Maryland (the “SDAT”) the Articles Incorporation of the Company, dated as of April 26, 2001, as amended by the filing with, and acceptance for record by, the SDAT of the Articles of Amendment and Restatement of the Company on the date hereof, a copy of which is attached hereto as Exhibit A (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Charter”);

EX-

WHEREAS, on the Effective Date, the Debtors implemented the Plan and the Company emerged from Chapter 11 pursuant to the authority granted in the Confirmation Order and, in connection with emergence, all equity securities of the Company were automatically cancelled and extinguished and the Common Stock in the reorganized Company was issued to the Initial Stockholders in connection with the Plan; and
WHEREAS, in connection with the consummation of the transactions contemplated by the Plan, each of the Initial Stockholders and the Management Stockholders desires to enter into this Agreement.
NOW, THEREFORE, in consideration of the mutual promises, covenants, and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS AND USAGE
SECTION 1.01.    Definitions. (a). The following terms shall have the following meanings for the purposes of this Agreement:
“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person, and with respect to any Stockholder, an “Affiliate” shall include any investment fund, alternative investment vehicle, special purpose vehicle or holding company that (i) is directly or indirectly managed, advised or controlled by such Stockholder or any Affiliate of such Stockholder or (ii) is advised or managed by the same investment adviser as, or an Affiliate of the investment adviser of, such Stockholder; provided, however, that an Affiliate shall not include any portfolio company of any Person (including any Stockholder), provided, further, that the Parties hereto shall not be deemed to be Affiliates of each other solely by virtue of being a Party to this Agreement.
“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, and the terms “Beneficially Owns,” “Beneficially Owned” and “Beneficial Ownership” have a corresponding meaning.
“Board” means the Board of Directors of the Company.
“Business Day” means any day excluding Saturday, Sunday or any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions are authorized or required by law or other governmental action to close.

“Bylaws” means the Bylaws of the Company, as amended and restated as of the Effective Date, in the form attached hereto as Exhibit B, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Change of Control” means the occurrence of any of the following: (i) any merger, sale, share exchange, consolidation, reorganization, recapitalization or other transaction or series of related transactions involving the Company as a result of which any Person or “group” (as defined in Section 13(d) of the Exchange Act) Beneficially Owns, directly or indirectly, in the aggregate, Equity Securities which comprise or are convertible into at least fifty percent (50%) of the total voting power of all Equity Securities that are entitled to vote generally in the election of members of the board of directors (or other similar governing body) of the entity surviving or resulting from such transaction or series of transactions; or (ii) the sale, transfer, lease or other disposition (including any spin-off or similar in-kind distribution to stockholders) by the Company or by one or more of its Subsidiaries of all or substantially all of the assets, business or securities of the Company and its Subsidiaries, taken as a whole, to any Person or “group” (as defined in Section 13(d) of the Exchange Act) of Persons; provided, however, that notwithstanding the foregoing: (A) the term “Change of Control” shall not include a merger, conversion or consolidation of the Company with or the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the Company’s assets to, an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing the Company in another jurisdiction and/or for the sole purpose of forming or collapsing a holding company structure, and (B) a transaction in which the Company or any direct or indirect parent of the Company becomes a Subsidiary of another Person (other than a Person that is an individual, such Person that is not an individual, the “Other Transaction Party”) shall not constitute a “Change of Control” if (x) the stockholders of the Company or such direct or indirect parent of the Company as of immediately prior to such transaction Beneficially Own, directly or indirectly through one or more intermediaries, at least a majority of the voting power of the outstanding voting Securities of the Company or such direct or indirect parent of the Company, immediately following the consummation of such transaction, or (y) immediately following the consummation of such transaction, no Person other than the Other Transaction Party (but including any of the Beneficial Owners of the capital stock of the Other Transaction Party), Beneficially Owns, directly or indirectly through one or more intermediaries, more than 50% of the voting power of the outstanding voting Securities of the Company or the Other Transaction Party.
“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means shares of common stock of the Company, par value $0.01 per share.
“Company Governing Documents” means, collectively, the Charter and the Bylaws.
“Competitor” means (as of any date or determination) any Person (i) engaged in the same industry in direct competition with the business of the Company or any of its Subsidiaries or (ii) owning at least 10% of the outstanding securities (including shares, units or other interests) of any class of equity securities issued by any Person described in clause (i).
“control” (including the terms “controlling” and “controlled”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of such subject Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.
“Corre” means one or more funds managed by Corre Partners Management, LLC, a Delaware limited liability company.
“Enforceability Exceptions” means (i) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors’ rights generally, and (ii) any legal principles of general applicability governing the availability of equitable remedies, including principles of commercial reasonableness, good faith and fair dealing (whether considered in a proceeding in equity or at law or under applicable legal codes).
“Equity Security” has the meaning ascribed to such term in Rule 405 under the Securities Act, and in any event, includes any security having the attendant right to vote for directors or similar representatives and any general or limited partner interest in any Person.
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
“Fair Market Value” means, with respect to property (other than cash), the fair market value of such property as determined by the Board.
“Fiscal Year” means the twelve (12)-month (or shorter) period ending on December 31 of each year.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.
“Governmental Authority” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) U.S. and other federal, state, local, municipal, foreign or other government; or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity, any court or other tribunal).
“Hedging Counterparty” means broker-dealer registered under Section 15(b) of the Exchange Act or an Affiliate thereof.
“Hedging Transaction” means any transaction involving a security linked to the Registrable Securities or any security that would be deemed to be a “derivative security” (as defined in Rule 16a-1(c) promulgated under the Exchange Act) with respect to the Registrable Securities or a transaction (even if not a security) which would (were it a security) be considered such a derivative security, or which transfers some or all of the economic risk of ownership of the Registrable Securities, including any forward contract, equity swap, put or call, put or call equivalent position, collar, non-recourse loan, sale of exchangeable security or similar transaction. For the avoidance of doubt the following transactions shall be deemed to be Hedging Transactions:
(i)transactions by a requesting holder in which a Hedging Counterparty engages in short sales of Registrable Securities pursuant to a prospectus and may use Registrable Securities to close out its short position;
(ii)transactions by a requesting holder in which the requesting holder sells short Registrable Securities pursuant to a prospectus and delivers Registrable Securities to close out its short position;
(iii)transactions by a requesting holder in which the requesting holder delivers, in a transaction exempt from registration under the Securities Act, Registrable Securities to the Hedging Counterparty who will then publicly resell or otherwise transfer such Registrable Securities pursuant to a prospectus or an exemption from registration under the Securities Act; and
(iv)a loan or pledge of Registrable Securities to a Hedging Counterparty who may then become a selling stockholder and sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares, in each case, in a public transaction pursuant to a prospectus.

“Highbridge” means, one or more funds managed by Highbridge Capital Management, LLC, a Delaware limited liability company.
“Indebtedness” of a Person means, at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (excluding contingent obligations under surety bonds), (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade payables in the ordinary course outstanding for ninety (90) days or less, (iv) the capitalized amount of all leases of such Person that have been accounted for as a capital lease on the balance sheet of such Person in accordance with GAAP, (v) all non‑contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, bankers acceptance, surety bond or similar instrument, (vi) all Equity Securities of such Person subject to repurchase or redemption other than at the sole option of such Person, (vii) all obligations of a type described in clauses (i) through (vi) and clauses (viii) and (ix) of this definition secured by a Lien on any asset of such Person, whether or not such obligation is otherwise an obligation of such Person, (viii) all Hedging Transactions of such Person, and (ix) all Indebtedness of others guaranteed by such Person. Notwithstanding the foregoing, no intercompany debt or other obligation of the Company or any of its Subsidiaries solely to or solely among the Company or any of its wholly-owned Subsidiaries shall constitute Indebtedness of the Company or any of its Subsidiaries. Any obligation constituting Indebtedness solely by virtue of the preceding clause (vii) shall be valued at the lower of the Fair Market Value of the corresponding asset and the aggregate unpaid amount of such obligation.
“Independent Director” means a Director who, as of the date of such Director’s election or appointment to the Board and as of any other date on which the determination is being made, would qualify as an “independent director” of the Company under NASDAQ Marketplace Rule 5605(a)(2) (assuming for this purpose that it applies to each such Person).
“IPO” means a public offering by the Company of Common Stock following the date hereof pursuant to the Securities Act, which generates gross proceeds exceeding $10 million and results in the listing of the Common Stock on any national securities exchange.
“Joinder Agreement” means a Joinder Agreement in the form attached hereto as Exhibit C.
“Law” shall mean any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, writ, decree, ruling,

proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a Governmental Authority and shall include, for the avoidance of any doubt, the MGCL, in each case, as the same may be amended, restated, supplemented or modified from time to time.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset.
“Majority Vote” means a vote of the holders of a majority of the outstanding shares of the Common Stock at the time of determination.
“Maximum Tag-Along Portion” means, with respect to any Tag-Along Stockholder exercising its Tag-Along Rights, a number of shares of Common Stock equal to (i) the number of shares of Common Stock held by such Tag-Along Stockholder, multiplied by (ii) a fraction expressed as a percentage, the numerator of which is the number of shares of Common Stock proposed to be sold by the Selling Stockholders in such Tag-Along Sale and the denominator of which is the aggregate number of shares of Common Stock held by such Selling Stockholders.
“MGCL” means the Maryland General Corporation Law, as amended.
“Percentage Interest” means, with respect to any Stockholder and as of any date of determination, a fraction, expressed as a percentage, the numerator of which is the number of Equity Securities held by such Stockholder as of such date and the denominator of which is the aggregate number of Equity Securities held by all Stockholders as of such date, in each case determined on an as converted, cashless exercise and fully diluted basis.
“Person” means any individual, firm, corporation, partnership, limited liability company, trust, estate, joint venture, Governmental Authority or other entity.
“Pro Rata Portion” means, as of any date of determination, (i) with respect to any Stockholder, a fraction, expressed as a percentage, the numerator of which is the number of shares of Common Stock held by such Stockholder as of such date and the denominator of which is the number of shares of Common Stock issued and outstanding as of such date, and (ii) with respect to any stockholder of any other group or class of stockholders, a fraction, expressed as a percentage, the numerator of which is the number of shares of Stock or other Equity Securities of the Company (as the case may be) held by such stockholder as of such date and the denominator of which is the aggregate number of shares of Stock or other Equity Securities of the Company (as the case may be) held by all of the stockholders of such group or class as of such date, in each case of this clause (ii) determined on an as converted, cashless exercise and fully diluted basis.
“Representatives” means with respect to any specified Person, such Person’s current, former or future (as applicable) officers, directors, managers, stockholders, trustees, partners, members, equity holders, parents, agents, employees, representatives (including attorneys, accountants, consultants, bankers and financial advisors of such Person or its Affiliates) and Affiliates (including, with respect to any Stockholder, any Director(s) designated by such Stockholder).
“Registrable Securities” shall have the meaning ascribed to it in the Registration Rights Agreement.
“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the date hereof, by and among the Company and the Stockholders party thereto, as may be amended, restated, supplemented or otherwise modified from time to time.
“SEC” means the United States Securities and Exchange Commission.
“Securities” means any stock, shares, units, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations thereunder.
“SGF” means SGF, Inc., a Delaware corporation.
“stockholder” means any holder of Common Stock or any other class or series of stock of the Company which may be authorized and issued from time to time (including any preferred stock of the Company).
“Shares” means any shares of Common Stock of the Company.

“Stock” means, collectively, the Common Stock and any other class or series of stock of the Company which may be authorized and issued from time to time (including any preferred stock of the Company).
“Stockholder” means a holder of Common Stock or other Securities of the Company that is a Party to this Agreement and any Transferee thereof joined to this Agreement as a Party in accordance with the terms hereof.
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than fifty percent (50%) of the total voting power of shares of capital stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.
“Third Party Purchaser” means any Person purchasing Stock from a stockholder (other than an Affiliate of such stockholder).
“Transfer” means any sale, assignment, transfer, exchange, gift, bequest, pledge, hypothecation or other disposition or encumbrance, direct or indirect, in whole or in part, by operation of law or otherwise, and shall include all matters deemed to constitute a Transfer under Article V. The terms “Transferred,” “Transferring,” “Transferor”, “Transferee” and “Transferable” have meanings correlative to the foregoing.
“Treasury Regulations” mean the regulations promulgated under the Code.
“WFF” means, Wolverine Flagship Fund Trading Limited, or one of its wholly owned subsidiaries.
“Whitebox” means, collectively, one or more funds controlled by Whitebox Advisors LLC, a Delaware limited liability company.
As used in this Agreement, each of the following capitalized terms shall have the meaning ascribed to them in the Section set forth opposite such term:

Term	Section
Additional Purchase Right	3.03(b)
Additional Securities	3.03(a)
Agreement	Preamble

Term	Section

Board Designation Rights	4.01(c)
CEO Director	4.01(a)
Charter	Recitals
Committee	4.03
Company	Preamble
Confidential Information	6.15(b)
Designating Stockholder	4.01(a)
Drag-Along Notice	5.03(a)
Drag-Along Purchaser	5.03(a)
Drag-Along Sale	5.03(a)
Drag-Along Stock	5.03(a)
Drag-Along Terms	5.03(a)
Dragging Stockholders	5.03(a)
Effective Date	Preamble
Highbridge/Whitebox Director	4.01(a)
Highbridge/Whitebox Parties	4.01(a)
Initial Stockholders	Recitals
Management Stockholders	Recitals
Minimum Designation Threshold	Section 4.01(d)(i)
Parties	Preamble
Plan	Recitals
Party	Preamble
Preemptive Notice	3.03(b)
Preemptive Right	3.03(a)
Preemptive Rightholder	3.03(a)
Proposed Offeree(s)	3.03(a)
Other Stockholders	Recitals
Related Party Transaction	Section 4.03
Selling Stockholders	5.02(a)
Selling Stockholders Representative	5.02(b)
Specified Activity	4.05
Stockholder Parties	6.15(a)
Tag-Along Exercise	5.02(c)
Tag-Along Notice	5.02(b)
Tag-Along Purchaser	5.02(a)
Tag-Along Rights	5.02(a)
Tag-Along Sale	5.02(a)
Tag-Along Stock	5.02(d)
Tag-Along Stockholder	5.02(c)
Tag-Along Terms	5.02(b)

SECTION 1.02.    Terms and Usage Generally.
(a)    The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  All references herein to Articles, Sections, Exhibits and Schedules shall be deemed to be references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. The terms “clause(s)” and “subparagraph(s)” shall be used herein interchangeably. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All accounting terms not defined in this Agreement shall have the meanings determined by GAAP. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to a Person are also to its permitted successors and permitted assigns. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified, supplemented or restated, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each reference herein (other than in any Schedule or Exhibit) to Stock amounts shall be appropriately adjusted for any Stock split, recapitalization, recombination, reclassification or the like with respect to such Stock occurring after the date hereof. Any references herein to “US$,” “$” or “dollars” shall mean U.S. dollars.
(b)    For purposes of this Agreement, ownership of Common Stock by a Stockholder and any Affiliates of such Stockholder shall be aggregated for purposes of satisfying any ownership thresholds set forth herein.
ARTICLE II
JOINDER; BOOKS AND RECORDS
SECTION 2.01.    Joinder.
(a)    The name, address, class or series and number of shares of Common Stock and other Securities of the Company held of record by each Stockholder, and the respective Percentage Interest of each Stockholder, in each case as of the date hereof, are set forth on Schedule A. Notwithstanding anything to the contrary in this Agreement, when any shares of Common Stock or other Securities of the Company are issued, repurchased, redeemed or Transferred in accordance with this Agreement to or from any stockholder that is or will become a Party to this Agreement, the Company shall, as applicable, promptly thereafter amend Schedule A, and provide a copy of such amended Schedule A to all parties hereto, to reflect such issuance, repurchase, redemption or Transfer, the joining of the recipient of such shares of Common Stock or other Securities of the Company as a substitute Party and the resulting Percentage Interest of each Stockholder and such newly joined Party in its capacity as a Stockholder, and no consent of any Party shall be required in connection with any such amendment.
(b)    No Transferee of any shares of Common Stock or other Securities of the Company initially held by any Stockholder shall be deemed to be a Party or acquire any rights hereunder, unless (i) such shares of Common Stock or other Securities of the Company are Transferred in compliance with the provisions of this Agreement (including Article V) and (ii) such Transferee shall have executed and delivered to the Company a Joinder Agreement and any other instruments as the Company reasonably deems necessary or desirable to effectuate such Transfer and to confirm the agreement of such Transferee to be bound by this Agreement; provided, however, that a Board Designation Right (as defined below) shall be Transferable only in accordance with the terms of Section 4.01(c). Upon complying with the immediately preceding sentence, without the need for any further action of any Person, such Transferee or recipient shall be deemed a Party and a Stockholder. Such Transferee shall (A) enjoy the same rights, and be subject to the same obligations, as the Transferor in its capacity as a Stockholder; provided, that such Transferor shall not be relieved of any obligation or liability hereunder arising prior to the consummation of such Transfer, but shall be relieved of all future obligations with respect to the shares of Common Stock or other Securities of the Company so Transferred. As promptly as practicable after the joinder of such Transferee as a Party, the books and records of the Company shall be amended to reflect such joinder. Notwithstanding anything to the contrary herein, including Section 6.14, in the event of any joinder of a Transferee pursuant to this Section 2.01(b), this Agreement shall be deemed amended to reflect such joinder, and any formal amendment of this Agreement (including Schedule A attached hereto) in connection therewith shall only require execution by the Company and such newly joined Party to be effective. The provisions of this Section 2.01 shall apply to any Affiliate of a Stockholder that is issued Stock or other Securities of the Company in accordance with the terms hereof mutatis mutandis and such Affiliate shall be required to execute and deliver to the Company a Joinder Agreement and any other instruments as the Company reasonably deems necessary or desirable to effectuate such issuance and to confirm the agreement of such Affiliate to be bound by this Agreement.
(c)    If a Stockholder shall Transfer all (but not less than all) of its shares of Common Stock or other Securities of the Company, such Stockholder shall thereupon cease to be a Stockholder and a Party and shall not otherwise have any ongoing rights, or otherwise be entitled to any benefits, under this Agreement; provided, however, that notwithstanding the foregoing, such Stockholder shall continue to be bound by the provisions of Section 6.15; provided, further, that such transferring Stockholder shall not be relieved of any obligation or liability hereunder arising prior to the consummation of such Transfer (or in connection therewith).
SECTION 2.02.    Accounting. For financial reporting purposes, the books and records of the Company shall be kept on the accrual method of accounting and in accordance with GAAP, in each case, applied in a consistent manner and such books and records shall reflect all Company transactions. The books and records of the Company shall be audited as of the end of each Fiscal Year by a nationally recognized accounting firm selected by the Board or the audit committee thereof.

SECTION 2.03.    Books and Records. The Company shall keep full and accurate books of account and other records of the Company and its Subsidiaries at its principal place of business. During regular business hours, upon reasonable notice and in a manner that does not unreasonably interfere with the business of the Company and its Subsidiaries, each Stockholder (a) shall have access to inspect such books and records and the properties of the Company and its Subsidiaries for purposes reasonably related to its ownership of Common Stock or other Securities of the Company, and (b) upon reasonable request, shall be afforded the opportunity to discuss the affairs of the Company and its Subsidiaries with members of management of the Company. Any request for access to the books, records, properties and members of management of the Company and its Subsidiaries (as applicable) pursuant to the MGCL shall be granted during regular business hours, upon reasonable notice and in a manner that does not unreasonably interfere with the business of the Company and its Subsidiaries.
SECTION 2.04.    Limitations. The provisions set forth in this Article II relating to the provisions of access and information rights are subject to the requirements of applicable Laws.
ARTICLE III
COMMON STOCK; PREEMPTIVE RIGHTS; INITIAL PUBLIC OFFERING
SECTION 3.01.    Common Stock. The number of shares of Common Stock and other Securities of the Company issued to the Initial Stockholders, Management Stockholders and Other Stockholders shall be listed on Schedule A, which may be amended from time to time by the Company as required to reflect changes in the number of shares of Common Stock and other Securities of the Company held by the Initial Stockholders, the Management Stockholders and Other Stockholders and to reflect the addition of additional Other Stockholders, or cessation of status as such, or any adjustments for any Common Stock split, Common Stock dividend, recapitalization, recombination, reclassification, or other similar transaction with respect to shares of Common Stock occurring after the date hereof, and as of the date hereof, the Company has issued to each Stockholder the number of shares of Common Stock set forth opposite such Stockholder’s name on Schedule A under the heading “Number of Shares of Common Stock Held of Record” or “Other Securities of the Company Held of Record.”
SECTION 3.02.    Certificates. Issued and outstanding shares of Common Stock held by the Stockholders shall be uncertificated; provided, that the Board may expressly elect to represent Common Stock by certificates and if the Board so elects, in addition to any other legend which the Company may deem advisable under the Securities Act, all certificates representing Common Stock issued to Stockholders shall be endorsed as follows:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES OR BLUE SKY LAWS. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT OR LAWS. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO A STOCKHOLDERS AGREEMENT DATED AS OF AUGUST 31, 2017, BY AND AMONG THE ISSUER OF SUCH SECURITIES AND THE OTHER PARTIES NAMED THEREIN. THE TERMS OF SUCH STOCKHOLDERS AGREEMENT INCLUDE, AMONG OTHER THINGS, RESTRICTIONS ON TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE. A COPY OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE ISSUER.”
SECTION 3.03.    Preemptive Rights.
(a)    Subject to Section 3.03(c), until the earlier of the occurrence of an IPO or a Change of Control, if the Company proposes, in a single transaction or a series of related transactions, to issue any additional Stock or other Equity Securities, or any rights to subscribe for, or option to purchase, or otherwise acquire, any of the foregoing (collectively, “Additional Securities”), to any Affiliate(s) or stockholder(s) of the Company holding in the aggregate at least 10% of the issued and outstanding Shares (the “Proposed Offeree(s)”), or enter into any contract relating to the issuance of such Additional Securities through a private issuance or private placement to such Person(s), then each Stockholder, together with its Affiliates, owning at least five percent (5%) collectively of the then-issued and outstanding Shares (each, a “Preemptive Rightholder”, and collectively, the “Preemptive Rightholders”) shall have the right to purchase (“Preemptive Right”), on the same terms and at the same purchase price per share of Stock or other unit of such Additional Securities offered to the Proposed Offeree(s), that number of Additional Securities so that such Stockholder would, in the aggregate, after the issuance of all such Additional Securities, hold a number of such Additional Securities equal to, as a percentage of the total number of such Additional Securities issued, such Stockholder’s Pro Rata Portion as of immediately prior to such issuance of Additional Securities.

(b)    In connection with any Preemptive Right, the Company shall, by written notice (the “Preemptive Notice”), provide an offer to sell to each Preemptive Rightholder that number of Additional Securities in accordance with Section 3.03(a), which Preemptive Notice shall include the applicable purchase price per share of stock or other unit, aggregate number of Additional Securities offered, number of Additional Securities offered to such Preemptive Rightholder based on the respective Pro Rata Portions of the Stockholders immediately prior to such issuance of Additional Securities, name of Proposed Offeree(s) (if then known), proposed closing date, place and time for the issuance thereof (which shall be no less than thirty (30) days from the date of such notice), and any other material terms and conditions of the offer and the Additional Securities. Within fifteen (15) days from the date of receipt of the Preemptive Notice, any Preemptive Rightholder wishing to exercise its Preemptive Right concerning such Additional Securities shall deliver notice to the Company setting forth the number of Additional Securities which such Stockholder commits to purchase (which may be for all or any portion of such Additional Securities offered to such Stockholder in the Preemptive Notice). Each Preemptive Rightholder shall have the additional right (the “Additional Purchase Right”) to offer in its notice of exercise to purchase any or all of the Additional Securities not accepted for purchase by any other Preemptive Rightholder, in which event such Additional Securities not accepted by any other Preemptive Rightholder shall be deemed to have been offered to and accepted by the Preemptive Rightholders exercising such Additional Purchase Right in proportion to their respective Pro Rata Portions immediately prior to such issuance of Additional Securities on the same terms and at the same price per share of Stock or other unit as those specified in the Preemptive Notice, but in no event shall any Preemptive Rightholder exercising its Additional Purchase Right be allocated a number of Additional Securities in excess of the maximum number such Preemptive Rightholder has offered to purchase in its notice of exercise. Each Preemptive Rightholder so exercising its right under this Section 3.03 shall be entitled and obligated to purchase that number of Additional Securities specified in such Preemptive Rightholder’s notice on the terms and conditions set forth in the Preemptive Notice. Any Additional Securities not accepted for purchase by the Preemptive Rightholders pursuant to this Section 3.03 shall be offered to the Proposed Offeree on the same terms and price per share of Stock or other unit as set forth in the Preemptive Notice; provided, however, if such Proposed Offeree does not consummate the purchase of such Additional Securities within ninety (90) days following delivery of the Preemptive Notice, such issuance to the Proposed Offeree shall be cancelled and terminated, and any subsequent proposed issuance of Additional Securities shall once again be subject to the terms of this Section 3.03.
(c)    The provisions of this Section 3.03 shall not apply to issuances of Additional Securities by the Company as follows:
(i)    any issuance of Additional Securities upon the exchange, exercise or conversion of any units, options, warrants, debentures or other convertible securities in accordance with their terms that are outstanding on the date hereof or issued after the date hereof in a transaction that complies with the provisions of this Section 3.03;

(ii)    any issuance of Equity Securities of the Company, including options, warrants or convertible securities, to Directors, officers, employees, managers or consultants of the Company or any of its Subsidiaries in connection with such Person’s employment or consulting arrangement(s) with the Company or its Subsidiaries;
(iii)    any issuance of Equity Securities of the Company, including options, warrants or convertible securities, in connection with (A) any direct or indirect merger, consolidation, business combination or other acquisition transaction involving the Company or any of its Subsidiaries (whether through merger, recapitalization, acquisition of stock or assets or otherwise) or (B)  any joint venture or strategic partnership entered into primarily for purposes other than raising capital (as determined by the Board in its sole discretion);
(iv)    any issuance of Additional Securities in connection with any Stock split, Stock dividend or similar distribution or recapitalization; or
(v)    any issuance of Equity Securities of the Company, including options, warrants or convertible securities, pursuant to a registered public offering.
SECTION 3.04.    Initial Public Offering. In connection with any IPO, each of the Stockholders agrees to cooperate with the other Stockholders and the Company and to take all such action as may be reasonably required in connection therewith to effectuate, or cause to be effectuated, such IPO, including, if desirable, winding up and liquidating the Company or merging or converting the Company with or into another corporate entity formed under the laws of another state, and to ensure that each of the Stockholders receives stock (or other Equity Securities) and other rights in connection with such IPO substantially equivalent to its economic interest, governance, priority and other rights and privileges as such Stockholder has with respect to its shares of Common Stock immediately prior to such IPO and are consistent with the rights and preferences attending thereto as set forth in this Agreement immediately prior to such IPO and to ensure that such rights and privileges are afforded to such Stockholders in the organizational and other documents of the entity that undertakes the IPO or otherwise, including entering into a stockholders or similar agreement containing the rights provided for herein.
ARTICLE IV
CORPORATE GOVERNANCE
SECTION 4.01.    Board Composition.
(a)    Subject to Section 4.01(d), the initial Board shall be comprised of five (5) directors (each such director of the Board, a “Director”), as follows: (i) one (1) Director shall be designated by Highbridge; (ii) one (1) Director shall be designated by Whitebox; (iii) one (1) Director shall be designated by SGF; (iv) one (1) Director, who shall be an Independent Director, shall be designated by mutual agreement of Corre and WFF (together with Highbridge, Whitebox and SGF, the “Designating Stockholders”); and (v) one (1) Director shall be the President and Chief Executive Officer of the Company (the

“CEO Director”). Following the date hereof, the number of Directors shall be fixed from time to time by the Board as provided for in the Charter and Bylaws. Corre and WFF, acting jointly, shall be considered a single Designating Stockholder for purposes of those provisions of this Article IV that provide for action by a single Designating Stockholder.
(b)    To the extent that a Designating Stockholder continues to hold the Minimum Designation Threshold but otherwise fails to designate a Director, such Board seat shall remain vacant until the Designating Stockholder designates an individual for election as a Director or falls below the Minimum Designation Threshold (as defined below).
(c)    Notwithstanding anything to the contrary herein, the right to designate Directors pursuant to this Section 4.01 (the “Board Designation Rights”) is personal to each Designating Stockholder to whom such rights have been granted, and such rights shall not be Transferable, except in connection with a Transfer, at its election and in its sole discretion (in any one transaction or series of related transactions), by Highbridge, Whitebox or SGF of Shares held by such party to any Transferee, which Transfer represents not less than fifty and one tenth percent (50.1%) in the aggregate of the total number of Shares initially held by such party (as set forth on Schedule A) as of the date hereof.
(d)    Notwithstanding anything to the contrary herein:
(i)    if Highbridge ceases to hold at least ten percent (10.0%) of the issued and outstanding Shares (the “Minimum Designation Threshold”), Highbridge shall lose its Board Designation Right and shall no longer be entitled to designate an individual for election as a Director to the Board (for the avoidance of doubt, Highbridge shall continue to hold all other rights granted to Stockholders pursuant to this Agreement for so long as it holds any Shares); provided, however, that for the avoidance of doubt, Highbridge shall not be entitled to aggregate its Shares with any Transferee of its Shares;
(ii)    if Whitebox ceases to hold the Minimum Designation Threshold, Whitebox shall lose its Board Designation Right and shall no longer be entitled to designate an individual for election as a Director to the Board (for the avoidance of doubt, Whitebox shall continue to hold all other rights granted to Stockholders pursuant to this Agreement for so long as it holds any Shares); provided, however, that for the avoidance of doubt, Whitebox shall not be entitled to aggregate its Shares with any Transferee of its Shares;
(iii)    if SGF ceases to hold the Minimum Designation Threshold, SGF shall lose its Board Designation Right and shall no longer be entitled to designate an individual for election as a Director to the Board (for the avoidance of doubt, SGF shall continue to hold all other rights granted to Stockholders pursuant to this Agreement for so long as it holds any Shares); provided, however, that for the avoidance of doubt, SGF shall not be entitled to aggregate its Shares with any Transferee of its Shares;
(iv)    if Corre and WFF ceases to hold, in the aggregate, the Minimum Designation Threshold, Corre and WFF shall lose their Board Designation Right and shall no longer be entitled to designate an individual for election as the Independent Director (for the avoidance of doubt, Corre and WFF shall continue to hold all other rights granted to Stockholders pursuant to this Agreement for so long as such Party holds any Shares); provided, however, that for the avoidance of doubt, Corre and WFF shall not be entitled to aggregate their Shares with any Transferee of its Shares (other than Corre or WFF);
(v)    if for any reason the individual serving as CEO Director shall cease to serve as the President and Chief Executive Officer, (i) if such individual does not concurrently resign as the CEO Director, each Stockholder shall, promptly following the written request of the Company or Stockholders collectively holding more than ten percent (10%) of the then-outstanding Shares, vote all of its Shares to promptly remove such individual as the CEO Director and (ii) upon the election of a successor President and Chief Executive Officer, such successor shall be elected as the CEO Director without any further action by the Stockholders.
(e)    The names of each Director and the Designating Stockholder, if any, who designated such Director shall be set forth on Schedule B and the Company may amend Schedule B from time to time without the consent of the Board or any Stockholder (and shall promptly provide a copy of such amended Schedule B to all parties hereto) to reflect any resignation, retirement, removal, replacement or designation of any Director that has been effected pursuant to this Agreement.
(f)    For so long as he is the President and Chief Executive Officer of the Company, Steven Scheinkman shall be Chairperson of the Board until the 2018 annual stockholders meeting, at which time the Board will either reelect Mr. Scheinkman as Chairperson or elect a new Chairperson of the Board.
SECTION 4.02.    Removal and Replacement of Directors.
(a)    Each Director will serve on the Board for such term as set forth in the Company Governing Documents. A Director that is designated by a Designating Stockholder may be removed from the Board and replaced with a designee of such Designating Stockholder at any time and for any reason (or no reason) only at the direction and upon the approval of such Designating Stockholder. Any Director designated by a Designating Stockholder shall sign an undated resignation letter upon his or her election as a Director to be effective automatically upon the requirement for such Director to resign hereunder, and any Director designated by a Designating Stockholder who is no longer entitled to designate such Director pursuant to Section 4.01(d) shall immediately resign in accordance with such pre-signed resignation letter, which resignation letter will be dated by the secretary of the Company and automatically effective upon the trigger date relating to such resignation. The Stockholders, including the Stockholder formerly holding the right to designate such Director, shall vote to remove any Director designated in accordance with Section 4.01(a) who fails to resign from the Board following the termination of the applicable Board Designation Right. Notwithstanding anything to the contrary in this Section 4.02, in the event that a Designating Stockholder loses its right to designate a Director pursuant to

Section 4.01(c), the vacancy shall be filled by an individual elected by a majority of the other Directors then in office until such time as such vacancy is filled by a Majority Vote pursuant to (x) a meeting of stockholders duly called for such purpose, (y) the next regularly scheduled annual meeting of stockholders, or (z) a written consent duly authorized in accordance with the Company Governing Documents.
(b)    Any vacancy on the Board (whether caused by the death, incapacity, resignation or removal of a Director) shall be filled (i) for each Director designated by a Designating Stockholder, by the Board with a new individual designated by the Designating Stockholder who designated such vacating Director, (ii) for the CEO Director, pursuant to Section 4.01(d)(v) or (iii) for any other Director, including for a vacancy created as the result of any increase in the number of Directors on the Board, by a majority of the other Directors then in office until such time as such vacancy is filled by a Majority Vote pursuant to (x) a meeting of stockholders duly called for such purpose, (y) the next regularly scheduled annual meeting of stockholders, or (z) a written consent duly authorized in accordance with the Company Governing Documents. The Stockholders hereby covenant and agree to use good faith efforts to fill any vacancy on the Board as promptly as reasonably practicable.
SECTION 4.03.    Related Party Transactions. The consummation of any transaction or series of related transactions involving the Company or any of its Subsidiaries, on the one hand, and any Stockholder or Director, or any Affiliate or Representative of any Stockholder or Director, on the other hand (each such transaction, a “Related Party Transaction”), shall in each case require the approval of a majority of the Directors, other than those Directors that are (or whose Affiliates or Representative are) party to such Related Party Transaction or have been designated by the Stockholders that are party to, or whose Affiliates or Representative are party to, such Related Party Transaction; provided, however, that the approval requirement of this Section 4.03 shall not apply to (i) a transaction or series of related transactions that is (A) consummated in the ordinary course of business of the Company or such Subsidiary, (B) on arm’s length terms and (C) de minimis in nature (it being understood that any transaction or series of related transactions that involves goods, services, property or other consideration valued in excess of $10,000 shall not be de minimis for this purpose), or (ii) an acquisition of Additional Securities by a Preemptive Rightholder pursuant to an exercise of its Preemptive Rights pursuant to Section 3.03; provided, that all of the other Preemptive Rightholders are entitled to Preemptive Rights with respect to such acquisition.
SECTION 4.04.    Committees. The Board may, by resolution, appoint from among the Directors one or more committees (including an audit committee and a compensation committee) (each, a “Committee”), and delegate to such Committee such power, authority and responsibility as the Board deems necessary or appropriate, subject to the limitations set forth in the MGCL or in the establishment of the Committee; provided, that each Director designated by a Designating Stockholder, for so long as such Designating Stockholder retains its Board Designation Right and to the extent requested by such Designating Stockholder, shall be one member of any such Committee.

SECTION 4.05.    Corporate Opportunity. The Company waives (on behalf of itself and each of its Subsidiaries), to the maximum extent permitted by law, the application of the doctrine of corporate opportunity, or any other analogous doctrine, with respect to the Company and its Subsidiaries, to the Stockholders and any Transferees thereof pursuant to Section 5.01 or any Directors of the Company (other than any such Person who is an employee or officer of the Company or any of its Subsidiaries). The Company and each Stockholder acknowledges and agrees that no Stockholder nor any of its Affiliates nor any Director (other than any such Person who is an employee or officer of the Company or any of its Subsidiaries) shall have any obligation to refrain from (i) engaging in the same or similar activities or lines of business as the Company or any of its Subsidiaries or developing or marketing any products or services that compete, directly or indirectly, with those of the Company or any of its Subsidiaries, (ii) investing or owning any interest publicly or privately in, or developing a business relationship with, any Person engaged in the same or similar activities or lines of business as, or otherwise in competition with, the Company or any of its Subsidiaries or (iii) doing business with any client or customer of the Company or any of its Subsidiaries (each of the activities referred to in clauses (i), (ii) and (iii), a “Specified Activity”); provided, that in engaging in any such Specified Activity no confidential information of the Company is used or disclosed in violation of any applicable confidentiality obligations. The Company (on behalf of itself and its Subsidiaries) and each other Stockholder renounces any interest or expectancy in, or in being offered an opportunity to participate in, any Specified Activity that may be presented to or become known to any Stockholder or any of its Affiliates or any Director (other than any such Person who is an employee or officer of the Company or any of its Subsidiaries) other than any such opportunity presented to a Director in his or her capacity as such.
SECTION 4.06.    Indemnification.
(a)    To the fullest extent permitted by Law, the Company shall indemnify and hold harmless each officer and director of the Company and its Subsidiaries (each, a “Covered Person”) and each former Covered Person from and against any and all losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts (including reasonable attorney’s and accounting fees) arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Covered Person may be involved, or threatened to be involved, as a party, witness or otherwise, by reason of its management of the business and affairs of the Company or which relates to or arises out of the Company or its property, business or affairs.
(b)    The Company acknowledges that the Covered Persons may have certain rights to indemnification, advancement of expenses and/or insurance provided by other Persons. The Company hereby agrees that (i) the Company or the applicable Company Subsidiary is the indemnitor of first resort (i.e., its obligations to the Covered Persons are primary and any obligation of such other Persons to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any such Covered Persons are secondary) with respect to indemnification required under Section 4.06(a), (ii)

the Company or the applicable Company Subsidiary shall be required to advance the full amount of expenses incurred by any such Covered Person and shall be liable for the full indemnifiable amounts, without regard to any rights any such Covered Person may have against any such other Person and (iii) the Company irrevocably waives, relinquishes and releases such other Persons from any and all claims against any such other Persons for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by any of such other Persons on behalf of any such Covered Person with respect to any claim for which such Covered Person has sought indemnification from the Company shall affect the foregoing and such other Persons shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Covered Person against the Company.
SECTION 4.07.    Additional Governance Matters.
(a)    The Stockholders shall vote all of their shares of Common Stock and other voting Equity Securities and shall execute proxies or written consents, as the case may be, and shall take all other necessary action (including nominating and electing Director designees, and calling an annual or special meeting of stockholders and causing their respective Director designees (if any) to vote for or approve or abstain from voting for or approving in respect of matters brought before the Board) in order to ensure that the composition of the Board is as set forth in this Article IV and otherwise to give effect to the provisions of this Article IV and the other provisions of this Agreement.
(b)    The Stockholders shall vote all of their shares of Common Stock and other voting Equity Securities and execute proxies or written consents, as the case may be, and shall take all necessary action reasonably available and within their power, to ensure that the Company Governing Documents both (i) facilitate, and do not at any time conflict with, any provision of this Agreement and (ii) permit the Parties to receive the benefits to which they are entitled under this Agreement. In the event of any ambiguity or conflict arising between the terms of this Agreement and those of the Company Governing Documents, the Company and the Stockholders shall take all necessary action reasonably available within their power to amend the Company Governing Documents, as the case may be, to eliminate such ambiguity or conflict such that the terms of this Agreement shall prevail, to the extent permitted by applicable Law.
SECTION 4.08.    Public Listing. The Parties acknowledge and agree that, in the event any of the Company’s Equity Securities are listed on a national securities exchange, the Parties will use their respective commercially reasonable efforts to amend and modify this Agreement and the Parties’ respective rights and obligations hereunder in order for the Company to satisfy applicable listing standards for the applicable national securities exchange (e.g., in order to satisfy any relevant Director independence standards of such national securities exchange).

ARTICLE V
TRANSFERS OF COMMON STOCK
SECTION 5.01.    Transfer of Shares.
(a)    Transfers Generally. Any Stockholder may Transfer any Shares or any right, title or interest therein or thereto; provided that such Transfer complies with the provisions of this Agreement, including this Article V. Any attempt to Transfer any Shares or any rights thereunder in violation of the preceding sentence shall be null and void ab initio.
(b)    Restrictions on Transfers. Notwithstanding anything contained in this Agreement, except with the prior written consent of the Board (not to be unreasonably withheld, conditioned or delayed), Shares shall not be Transferred by any Stockholder to any Competitor; provided, however, that the foregoing restriction shall not apply in connection with a Change of Control of the Company.
(c)    Permitted Transfer Requirements. It shall be a condition precedent to any Transfer otherwise permitted or approved pursuant to this Article V that such Transfer complies with the provisions of this Agreement, including the other provisions of this Article V (if applicable), and:
(i)    the Transferor shall have provided to the Company written notice of such Transfer not less than two (2) Business Days prior to effecting such Transfer, which notice shall state the name and address of each prospective Transferee, the relationship of such prospective Transferee to such Stockholder, and the number of Shares proposed to be Transferred to each prospective Transferee;
(ii)    the Transferee, in the case of a Transfer of shares of Common Stock, shall have executed and delivered to the Company a Joinder Agreement;
(iii)    the Transfer shall comply with all applicable federal, state or foreign laws, including securities Laws;
(iv)    the Transfer will not subject the Company to the registration or reporting requirements of the Investment Company Act of 1940, as amended;
(v)    the Transfer shall not impose any reporting obligation (including pursuant to the Exchange Act) on the Company or any Stockholder (other than the Transferor or the Transferee) in any jurisdiction, whether domestic or foreign, other than any jurisdiction in which the Company or such Stockholder is then subject to such reporting obligation;
(vi)    the Transfer shall not cause all or any portion of the assets of the Company to constitute “plan assets” under United States Employee Retirement Income Security Act of 1974, as amended, or the Code; and

(vii)    upon the request of the Board, any Stockholder undertaking a Transfer of shares of Common Stock pursuant to this Article V shall have delivered an opinion of counsel (which, for the avoidance of doubt, may be provided by such Stockholder’s in-house legal counsel), in form and substance reasonably satisfactory to the Board that such Transfer complies with the conditions set forth in this Section 5.01(c)(i) through (vi). The Board may also request officer certificates and representations and warranties from the Transferee and Transferor as to the matters set forth in this Section 5.01(c) and such other factual matters relating to the Transfer as the Board may reasonably request. Under no circumstance may the Board request that the Transferor or Transferee deliver an opinion of counsel or any other certifications, representations or warranties in connection with a Transfer by a Stockholder to one or more of its Affiliates.
SECTION 5.02.    Tag-Along Rights.
(a)    In the event that one or more Stockholders (the “Selling Stockholders”) shall propose to Transfer to a Third Party Purchaser in one or a series of related transactions an aggregate number of shares of Common Stock collectively held by them (whether directly or indirectly through the Transfer of one or more Affiliates of a Stockholder whose principal assets are shares of Common Stock) equal to twenty percent (20%) or more of the issued and outstanding shares of Common Stock to any Person or Persons (the “Tag-Along Purchaser”), including (for the avoidance of doubt) another Stockholder or Stockholders, in a Transfer permitted or approved in accordance with this Agreement (other than (i) pursuant to a Drag-Along Sale or (ii) pursuant to a public offering in accordance with the Selling Stockholders’ exercise of registration rights granted pursuant to a registration rights agreement) (such Transfer, a “Tag-Along Sale”), each other Stockholder shall have the right and option (“Tag-Along Rights”), but not the obligation, to participate in such Tag-Along Sale, at the same price per share of Common Stock as the Selling Stockholders (which shall take into account all consideration proposed to be paid by the Tag-Along Purchaser to the Selling Stockholders in connection with such Tag-Along Sale) and on the same terms as the Tag-Along Sale proposed by the Selling Stockholders by Transferring up to its Maximum Tag-Along Portion.
(b)    The Selling Stockholders shall notify each Stockholder of any proposed Tag-Along Sale at least fifteen (15) days prior to the proposed effective date of such proposed Tag-Along Sale (a “Tag-Along Notice”). Any Tag-Along Notice shall set forth that the Tag-Along Purchaser has been informed of the Tag-Along Rights in Section 5.02(a) and has agreed to purchase shares of Common Stock held by the Stockholders, the number of shares of Common Stock proposed to be Transferred to the Tag-Along Purchaser, the identity of the Tag-Along Purchaser, the amount and type of consideration proposed to be paid per share of Common Stock held by each Selling Stockholder, the terms of the Tag-Along Purchaser’s financing, if any, the proposed effective date for the Tag-Along Sale, a representative of the Selling Stockholders (for the purposes of receiving notices to be delivered to the Selling Stockholders pursuant to this Agreement) (the “Selling Stockholders Representative”) and any other terms and conditions of the Transfer (the “Tag-Along Terms”).

(c)    Each other Stockholder (each, a “Tag-Along Stockholder”) may exercise its Tag-Along Rights in connection with a Tag-Along Sale described in a Tag-Along Notice by delivering notice to the Selling Stockholders Representative within ten (10) days from the date of its receipt of the Tag-Along Notice. The Tag-Along Rights of the Tag-Along Stockholders pursuant to this Section 5.02 shall terminate with respect to such proposed Transfer if not exercised within such ten (10)-day period. Such notice to the Selling Stockholders Representative shall specify the number of shares of Common Stock which such Tag-Along Stockholder wishes to include in the proposed Transfer if less than the Maximum Tag-Along Portion. In no event shall any Tag-Along Stockholder be permitted to sell more than its Maximum Tag-Along Portion in connection with a Tag-Along Sale. The exercise by a Tag-Along Stockholder of Tag-Along Rights as set forth in such notice (the “Tag-Along Exercise”) shall be irrevocable, and, to the extent such offer is accepted, the Tag-Along Stockholder shall be bound and obligated to Transfer on the same terms and conditions, with respect to each share of Common Stock Transferred, as the Selling Stockholders, up to such amount of Common Stock specified in such Tag-Along Exercise; provided, however, that if the principal terms of the Tag-Along Sale change with the result that the per share price shall be less than the per share price set forth in the Tag-Along Notice or the other terms and conditions shall be less favorable to the Tag-Along Stockholders than those set forth in the Tag-Along Notice, such Tag-Along Stockholder shall have five (5) Business Days from the date any such change is provided to such Tag-Along Stockholder to consider such changes and shall be permitted to withdraw its Tag-Along Exercise by written notice to the Selling Stockholders Representative and upon such withdrawal shall be released from its obligations thereunder.
(d)    The Selling Stockholders shall attempt to obtain the inclusion in the Tag-Along Sale of (i) all of the shares of Common Stock that each Tag-Along Stockholder has elected to Transfer in its Tag-Along Exercise, and (ii) all of the shares of Common Stock that the Selling Stockholders proposed to Transfer in its Tag-Along Notice (such Common Stock collectively, the “Tag-Along Stock”). In the event the Selling Stockholders shall be unable to obtain the inclusion of such entire amount of Tag-Along Stock in the Tag-Along Sale, the amount of Tag-Along Stock shall be allocated among the Tag-Along Stockholders which have delivered a Tag-Along Exercise in accordance with Section 5.02(c) and the Selling Stockholders in proportion, as nearly as practicable, as follows:
(i)    there shall be first allocated to each such Tag-Along Stockholder a number of shares of Common Stock equal to the lesser of (A) the number of shares of Common Stock included by such Tag-Along Stockholder in its Tag-Along Exercise, and (B) a number of shares of Common Stock equal to (x) the number of shares of Common Stock that the Tag-Along Purchaser has agreed to acquire in such Tag-Along Sale, multiplied by (y) such Tag-Along Stockholder’s Percentage Interest;
(ii)    there shall then be allocated to each such Selling Stockholder a number of shares of Common Stock equal to the lesser of (A) the number of shares of Common Stock included by such Selling Stockholder in the Tag-Along Notice, and (B) a number of shares of Common Stock equal to (x) the number of shares of Common Stock that the Tag-Along Purchaser has agreed to acquire in such Tag-Along Sale, multiplied by (y) such Selling Stockholder’s Percentage Interest; and
(iii)    the balance, if any, not allocated pursuant to clauses (i) and (ii) above shall be allocated to the Selling Stockholders pro rata in accordance with the number of shares of Common Stock to be sold by each Selling Stockholder in the Tag-Along Sale, or in such other manner as the Selling Stockholders may otherwise agree.
(e)    Following the expiration of the ten (10)-day period referred to in Section 5.02(c), the Selling Stockholders shall notify each Tag-Along Stockholder, which shall have exercised its Tag-Along Rights in accordance with this Section 5.02, of the amount of Tag-Along Stock that such Tag-Along Stockholder may include in the Tag-Along Sale pursuant to this Section 5.02. Each such Tag-Along Stockholder shall then be entitled and obligated to sell to the Tag-Along Purchaser such amount of Tag-Along Stock on the Tag-Along Terms, subject to the proviso in Section 5.02(c). Each participating Tag-Along Stockholder shall, and shall cause each of its Affiliates to, cooperate in connection with such Tag-Along Sale and take all steps reasonably necessary or reasonably requested by the Company, the Selling Stockholders and the Tag-Along Purchaser to Transfer its Tag-Along Stock in such Tag-Along Sale to the Tag-Along Purchaser and otherwise consummate such Tag-Along Sale on the Tag-Along Terms (including by executing any purchase agreements, escrow agreements or related documents, including instruments of Transfer and providing customary several, but not joint, representations, warranties and indemnities concerning such participating Tag-Along Stockholder’s valid ownership of its Tag-Along Stock, free and clear of all Liens and encumbrances (other than those arising under this Agreement, applicable securities Laws or in connection with such Tag-Along Sale) and such Tag-Along Stockholder’s authority, power and right to enter into and consummate agreements relating to such transactions without violating any applicable Law or other agreement; provided, however, that such agreements, documents or instruments shall not contain any non-competition, non-solicitation or similar restrictive covenants). Without limiting the generality of the immediately preceding sentence, each participating Tag-Along Stockholder and each Selling Stockholder shall, subject to the provisions of any definitive agreement (including any limitations on indemnification set forth therein) entered into in connection with such Tag-Along Sale, indemnify, defend and hold harmless the Tag-Along Purchaser in any Tag-Along Sale, pro rata in accordance with the amount of consideration received by such Tag-Along Stockholder or the Selling Stockholder, as applicable, in connection with such Tag-Along Sale as a proportion of the aggregate amount of consideration received by all such Tag-Along Stockholders and such Selling Stockholder in connection with such Tag-Along Sale, from and against any losses, damages and liabilities arising from or in connection with (i) any breach of any representation, warranty, covenant or agreement of the Company in connection with such Tag-Along Sale, and (ii) any other indemnification obligation in connection with such Tag-Along Sale relating to the business or potential liabilities of the Company and its Subsidiaries; provided, that the terms of such indemnification obligation applicable to each Tag-Along Stockholder shall be consistent with terms applicable to the Selling Stockholders. Notwithstanding anything to the contrary herein, the aggregate liability of any Tag-Along Stockholder under any definitive agreement entered into in connection with such Tag-Along Sale shall not exceed the consideration actually received by such Tag-Along Stockholder in connection with such Tag-Along Sale. All reasonable fees and expenses incurred by the Selling Stockholders and each Tag-Along Stockholder (including in respect of financial advisors, accountants and counsel) in connection with a Tag-Along Sale pursuant to this Section 5.02 shall be shared by the Selling Stockholders and each Tag-Along Stockholder participating in such Tag-Along Sale pro rata in accordance with the amount of proceeds to be received by each such Selling Stockholder and Tag-Along Stockholder in such Tag-Along Sale.
(f)    In the event that, following delivery of a Tag-Along Notice, the ten (10)-day period set forth in Section 5.02(c) shall have expired without any valid exercise of the rights under Section 5.02(c) by any Tag-Along Stockholder, the Selling Stockholders shall have the right, during the ninety (90)-day period following the expiration of such ten (10)-day period, to Transfer to the Tag-Along Purchaser, their shares of Common Stock on the Tag-Along Terms without any further obligation under this Section 5.02. In the event that the Selling Stockholders shall not have consummated such Transfer within such ninety (90)-day period (including any relevant extension necessary for obtaining any applicable regulatory approval), any subsequent proposed Tag-Along Sale shall once again be subject to the terms of this Section 5.02 in the same respect as if the previous Tag-Along Sale had never been offered.
(g)    The provisions of this Section 5.02 shall terminate upon the earlier of the occurrence of an IPO and a Change of Control.
SECTION 5.03.    Drag-Along Rights.
(a)    In the event that one or more Stockholders (the “Dragging Stockholders”) collectively holding at least a majority in interest in the aggregate of the issued and outstanding shares of Common Stock of the Company receive an offer from a Third Party Purchaser (a “Drag-Along Purchaser”) to purchase or otherwise acquire in a transaction (or series of related transactions) at least a majority of the issued and outstanding shares of Common Stock of the Company (whether directly or indirectly, including for the avoidance of doubt, through a Transfer, including through support of a merger, consolidation, or other business combination, of the direct or indirect Equity Securities of any or all of the Stockholders) (such transaction, a “Drag-Along Sale”), then the Dragging Stockholders shall provide written notice to each Stockholder at least thirty (30) days prior to the proposed effective date of the proposed Drag-Along Sale (the “Drag-Along Notice”) which notice shall set forth that the Drag-Along Purchaser has been informed of the provisions of this Section 5.03 and has agreed to consummate a Drag-Along Sale, the number of shares of Common Stock (the “Drag-Along Stock”) proposed to be acquired in such proposed Drag-Along Sale by the Drag-Along Purchaser (where applicable), the identity of the Drag-Along Purchaser, the amount and type of consideration proposed to be paid per share of Drag-Along Stock, the proposed closing date of such proposed Drag-Along Sale and any other material terms and conditions of such proposed Drag-Along Sale (the “Drag-Along Terms”).

(b)    If the Dragging Stockholders propose to consummate a Drag-Along Sale, each Stockholder shall (i) be bound and obligated to sell a proportionate amount of its shares of Common Stock in the proposed Drag-Along Sale on the Drag-Along Terms; and (ii) shall receive the same price per share of Common Stock (which shall take into account all consideration proposed to be received by the Dragging Stockholders in connection with the Drag-Along Sale) and on the same terms as the Drag-Along Terms. If any Stockholder is given an option as to the form and amount of consideration to be received, each other Stockholder will be given the same option. Unless otherwise agreed by the Stockholders, any non-cash consideration shall be allocated among the Common Stock held by the Stockholders pro rata based on the aggregate amount of such consideration to be received in respect of such Common Stock. If the Dragging Stockholders have not completed the proposed Drag-Along Sale within one hundred eighty (180) days (including any relevant extension necessary for obtaining any applicable regulatory approval) after the date of delivery of the Drag-Along Notice, the Drag-Along Notice shall be null and void, each Stockholder shall be released from its obligations under the Drag-Along Notice and it shall be necessary for a separate Drag-Along Notice to be furnished and the terms and provisions of this Section 5.03 separately complied with, in order to consummate such proposed Drag-Along Sale pursuant to this Section 5.03; provided, however, that if the Dragging Stockholders shall have executed a definitive agreement within such period, the terms of any such definitive agreement shall continue to apply to such Drag-Along Sale and the Stockholders shall not be released from their obligations under this Section 5.03 unless and until such definitive agreement is terminated; provided, further, that notwithstanding any such agreement such Drag-Along Sale shall be completed within one hundred eighty (180) days (including any relevant extension necessary for obtaining any applicable regulatory approval) after the date of delivery of the Drag-Along Notice.
(c)    Each Stockholder shall cooperate in connection with the Drag-Along Sale and take all steps reasonably necessary or reasonably requested by the Company, the Drag-Along Purchaser and the other Stockholders to Transfer its Drag-Along Stock in such Drag-Along Sale to the Drag-Along Purchaser and otherwise consummate the Drag-Along Sale on the Drag-Along Terms (including by waiving any appraisal or dissenter’s rights that may exist under any applicable Law, voting for or consenting to any merger, consolidation, sale of assets or similar transaction, executing any purchase agreements, merger agreements, escrow agreements or related documents, including instruments of Transfer and providing customary several, but not joint, representations, warranties and indemnities concerning such Stockholder’s valid ownership of its Stock, free and clear of all Liens and encumbrances (other than those arising under applicable securities Laws or in connection with the Drag-Along Sale) and such Stockholder’s authority, power, and right to enter into and consummate agreements relating to such transactions without violating any applicable Law or other agreement; provided, however, that such agreements, documents or instruments shall not contain any non-competition, non-solicitation or similar restrictive covenants). Without limiting the generality of the immediately preceding sentence, each Stockholder shall, subject to the provisions of any definitive agreement (including any limitations on indemnification set forth therein) entered into in connection with a Drag-Along Sale, indemnify, defend and hold harmless the Drag-Along Purchaser in any Drag-Along Sale, pro rata in accordance with the amount of consideration received by such Stockholder in connection with such Drag-Along Sale as a proportion of the aggregate amount of consideration received by all such Stockholders in connection with such Drag-Along Sale, from and against any losses, damages and liabilities arising from or in connection with (i) any breach of any representation, warranty, covenant or agreement of the Company in connection with such Drag-Along Sale, and (ii) any other indemnification obligation in connection with such Drag-Along Sale relating to the business or potential liabilities of the Company and its Subsidiaries; provided, that if the Drag-Along Purchaser is a Stockholder, the terms of such indemnification obligation applicable to each other Stockholder shall be consistent with terms applicable to the Dragging Stockholders. Notwithstanding anything to the contrary herein, the aggregate liability of any Stockholder under any definitive agreement entered into in connection with such Drag-Along Sale shall not exceed the consideration actually received by such Stockholder in connection with such Drag-Along Sale.
(d)    The provisions of this Section 5.03 shall terminate upon the earlier of the occurrence of an IPO and a Change of Control.
ARTICLE V
MISCELLANEOUS
SECTION 6.01.    Expenses. Except as otherwise provided herein or in the Company Governing Documents, each Stockholder shall bear its own expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of its Representatives.
SECTION 6.02.    Further Assurances. Each Stockholder agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by Law or as, in the reasonable judgment of the Board, may be necessary or advisable to carry out the intent and purposes of this Agreement. Without limiting the generality of the foregoing, each Stockholder shall vote its shares of Common Stock and other voting Equity Securities, if any, and any shares of Common Stock and other voting Equity Securities, if any, it holds proxies or powers of attorney with respect to or execute consents, as the case may be, and take all other necessary action, to ensure that the Company Governing Documents facilitate and do not at any time conflict with any provision of this Agreement and permit the Stockholders to receive the benefits to which the Stockholders are entitled under this Agreement, in all cases to the maximum extent permitted by Law. Subject to compliance with all applicable Law, the Company agrees that it will (and will cause its officers and its Subsidiaries to take all such action as shall be necessary (including by voting all Stock or other Equity Securities that it holds in each of its Subsidiaries, either in a meeting or in an action by written consent) to ensure that the Company Governing Documents or other applicable governing documents of each of its Subsidiaries are consistent with, and do not conflict with, any provision of this Agreement and that the boards of directors, general partners, managing members or other applicable governing body or persons for each such Subsidiary shall act in accordance with the provisions of this Agreement.
SECTION 6.03.    Notices.
(a)    Except as otherwise expressly provided in this Agreement, all notices, requests and other communications to any Party hereunder shall be in writing (including a facsimile, electronic mail or similar writing) and shall be given to such Party at the address, facsimile number or electronic mail address specified for such Party on Schedule A hereto, as applicable (or in the case of the Company, Section 6.03(b)) or as such Party shall hereafter specify for the purpose by notice to the other Parties. Each such notice, request or other communication shall be effective (i) if personally delivered, on the date of such delivery, (ii) if given by facsimile, at the time such facsimile is transmitted and the appropriate confirmation is received, (iii) if given by electronic mail, at the time such electronic mail is received in readable form, (iv) if delivered by an internationally-recognized overnight courier, on the next Business Day after the date when sent, (v) if delivered by registered or certified mail, three (3) Business Days (or, if to an address outside the United States, seven (7) days) after such communication is deposited in the mails with first-class postage prepaid, addressed as aforesaid, or (vi) if given by any other means, when delivered at the address specified on Schedule A or in Section 6.03(b), as applicable.
(b)    All notices, requests or other communications to the Company hereunder shall be delivered to the Company at the following address and/or facsimile number in accordance with the provisions of Section 6.03(a):
A.M. Castle & Co.
1420 Kensington Road, Suite 220
Oak Brook, IL 60523
Attention: Marec E. Edgar
Email: medgar@amcastle.com
Facsimile: (630) 955-9458
with copies to (which shall not constitute notice):
Pachulski Stang Ziehl & Jones LLP
10100 Santa Monica Boulevard, 13th Floor
Los Angeles, CA 90067
Attention: Richard M. Pachulski and Jeffrey N. Pomerantz
Email: rpachulski@pszjlaw.com and jpomerantz@pszjlaw.com
SECTION 6.04.    No Third Party Beneficiaries. Notwithstanding anything herein or in any other agreement to the contrary, this Agreement is not intended to confer any rights or remedies upon, and shall not be enforceable by any Person other than (a) the actual Parties hereto and (b) their respective successors and permitted assigns.
SECTION 6.05.    Relationship of Parties. Nothing contained herein shall constitute the Stockholders as members of any partnership, joint venture, association, syndicate, or other entity, or be deemed to confer on any of them any express, implied, or apparent authority to incur any obligation or liability on behalf of another party.
SECTION 6.06.    Waiver; Cumulative Remedies. No failure by any Party to insist upon the strict performance of any covenant, agreement, term or condition of this Agreement or to exercise any right or remedy consequent upon a breach of such or any other covenant, agreement, term or condition shall operate as a waiver of such or any other covenant, agreement, term or condition of this Agreement. Any Stockholder by notice given in accordance with Section 6.03 may, but shall not be under any obligation to, waive any of its rights or conditions to its obligations hereunder, or any duty, obligation or covenant of any other Stockholder. No waiver shall affect or alter the remainder of this Agreement but each and every covenant, agreement, term and condition hereof shall continue in full force and effect with respect to any other then existing or subsequent breach. The rights and remedies provided by this Agreement are cumulative and the exercise of any one right or remedy by any Party shall not preclude or waive its right to exercise any or all other rights or remedies.
SECTION 6.07.    Governing Law; Consent to Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. The parties hereto irrevocably and unconditionally submit to the exclusive jurisdiction of any state or federal court sitting in the State of Maryland over any suit, action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby or the affairs of the Company. To the fullest extent they may effectively do so under applicable Law, the parties hereto irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that they are not subject to the jurisdiction of any such court, any objection that they may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
SECTION 6.08.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or .pdf attachment to electronic mail shall be effective as delivery of a manually executed counterpart to this Agreement.
SECTION 6.09.    Entire Agreement. This Agreement and the Company Governing Documents constitute the entire agreement among the Parties pertaining to the subject matter hereof and thereof and supersedes all prior agreements and understandings of the Parties in connection herewith and therewith, and no covenant, representation or condition not expressed in this Agreement or the Company Governing Documents shall affect, or be effective to interpret, change or restrict, the express provisions of this Agreement.
SECTION 6.10.    Headings. The titles of Articles and Sections of this Agreement are for convenience only and do not define or limit the provisions hereof.
SECTION 6.11.    Termination of Agreement.
(a)    Upon the earlier of the occurrence of the liquidation or dissolution of the Company or a Change of Control, all rights and obligations of the Stockholders under the terms and conditions of this Agreement shall terminate without any further liability or obligation to the Company, the Stockholders or otherwise, except for the rights and obligations set forth in or provided for under this Section 6.11, Section 1.02, Article IV and the other provisions of Article VI, which shall survive such termination in accordance with their terms.
(b)    This Agreement shall automatically terminate and be of no further force and effect with respect to any Stockholder (other than a Management Stockholder) who ceases to hold 1% of the issued and outstanding Securities of the Company, except for the rights and obligations set forth in or provided for under this Section 6.11, Section 1.02, and the other provisions of Article VI, which shall survive such termination in accordance with their terms.
SECTION 6.12.    Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any Party under this Agreement shall not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.
SECTION 6.13.    WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION, PROCEEDING OR LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.
SECTION 6.14.    Amendment. Except as otherwise expressly provided herein, this Agreement may be amended, modified or supplemented, and any provision hereof and/or thereof may be waived, only by a written instrument duly approved by the Stockholders that together hold, in the aggregate, at least a 50.1% Percentage Interest and duly executed by the Company; provided, however, that, notwithstanding the foregoing, Sections 3.03 (Preemptive Rights), 4.01 (Board Composition), 5.02 (Tag-Along Rights) and 5.03 (Drag-Along Rights) may be amended, modified or supplemented, and any provision thereof may be waived, only by a written instrument duly approved by the Stockholders that together hold, in the aggregate, at least a 66⅔% Percentage Interest and duly executed by the Company; provided, further, that no such amendment shall be effective as to a particular Stockholder if such amendment would materially and adversely affect such Stockholder without similarly and proportionately adversely affecting all Stockholders, unless such Stockholder has voted in favor thereof. For the avoidance of doubt, no right granted to a Designating Stockholder by Section 4.01(a) shall be amended or otherwise modified without the affirmative vote of such Designating Stockholder. In the event of the amendment or modification of this Agreement in accordance with its terms, the Board shall meet within thirty (30) days following such amendment or modification (or as soon thereafter as is practicable) for the purpose of adopting any amendment to the Company Governing Documents that the Board may reasonably deem necessary or desirable as a result of such amendment or modification to this Agreement (and which is consistent with, and does not conflict with, any provision of this Agreement as so amended or modified), and, to the extent the Company is not permitted to effect such amendment to the Company Governing Documents without the approval of the Stockholders, proposing such amendments to the Company Governing Documents to the Stockholders entitled to vote thereon. Each Stockholder hereby agrees to vote in favor of such amendments to the Company Governing Documents if such amendment is effective as to such Stockholder in accordance with this Section 6.14.
SECTION 6.15.    Confidentiality.
(a)    Each of the Stockholders shall, and shall direct those of its directors, officers, members, stockholders, partners, employees, attorneys, accountants, consultants, trustees, Affiliates and other Representatives (the “Stockholder Parties”) who have access to Confidential Information to, keep confidential and not disclose any Confidential Information without the express consent, in the case of Confidential Information acquired from the Company, of the Board or, in the case of Confidential Information acquired from another Stockholder, such other Stockholder, unless:
(i)    such disclosure shall be required by applicable Law, court order, legal process, or administrative or arbitral proceeding;
(ii)    such disclosure is reasonably required in connection with any tax audit involving the Company or any Stockholder;
(iii)    such disclosure is reasonably required in connection with any litigation against or involving the Company or any Stockholder; or

(iv)    such disclosure is reasonably required in connection with any proposed Transfer of all or any part of such Stockholder’s Stock; provided, that with respect to any such use of any Confidential Information referred to in this clause (iv), advance notice must be given to the Board so that it may require any proposed Transferee that is not a Stockholder to enter into a confidentiality agreement with terms substantially similar to the terms of this Section 6.15 (excluding this clause (iv)) prior to the disclosure of such Confidential Information, which such Confidentiality Agreement shall be subject to the approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed) and the Company shall be named as an express third party beneficiary to such confidentiality agreement.
(b)    “Confidential Information” shall mean any information related to the activities of the Company, the Stockholders and their respective Affiliates that a Stockholder may acquire from the Company or the Stockholders, other than information that (i) is already available through publicly available sources of information (other than as a result of disclosure by such Stockholder), (ii) was available to a Stockholder on a non-confidential basis prior to its disclosure to such Stockholder by the Company or another Stockholder, or (iii) becomes available to a Stockholder on a non-confidential basis from a third party, provided such third party is not known by such Stockholder, after reasonable inquiry, to be bound by this Agreement or another confidentiality agreement with the Company. Such Confidential Information may include information that pertains or relates to the business and affairs of any other Stockholder or any other Company matters. Confidential Information may be used by a Stockholder and its Stockholder Parties only in connection with Company matters and in connection with the maintenance of its Stock. Notwithstanding the foregoing, with respect to Confidential Information related to the Company and its Affiliates, the Company expressly acknowledges and agrees that each Initial Stockholder and certain of its Affiliates are investment advisers that advise funds and accounts with respect to investments in entities that may be engaged in businesses similar to or otherwise directly or indirectly related to those conducted by the Company or its Affiliates and that the Confidential Information may influence the views of such Initial Stockholder or its adviser Affiliates on investments in entities engaged in businesses similar to or otherwise directly or indirectly related to those conducted by the Company or its Affiliates or in entities in other businesses or industries. Accordingly, although each Initial Stockholder is subject to the obligations set forth in this Section 6.15, any investment by a fund or account advised by such Initial Stockholder or any of its adviser Affiliates in any such entity shall not standing alone be cause for the institution of legal action by the Company that such Initial Stockholder has failed to observe the obligations of confidentiality or use set forth herein.
(c)    In the event that any Stockholder or any Stockholder Parties of such Stockholder is required to disclose any of the Confidential Information, such Stockholder shall use commercially reasonable efforts to provide the Company with prompt written notice so that the Company may, at the Company’s sole expense, seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement, and such Stockholder shall use commercially reasonable efforts to cooperate with the Company in any effort any such Person undertakes to obtain a protective order or other remedy. In the event that such protective order or other remedy is not obtained, or that the Company waives compliance with the provisions of this Section 6.15, such Stockholder and its Stockholder Parties shall furnish only that portion of the Confidential Information that is legally required and shall exercise all reasonable efforts to obtain reasonably reliable assurance that the Confidential Information shall be accorded confidential treatment.
SECTION 6.16.    Representation by Counsel. Each of the Parties has been represented by and has had an opportunity to consult with legal counsel in connection with the drafting, negotiation and execution of this Agreement. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any Party by any court or arbitrator or any Governmental Authority by reason of such Party having drafted or being deemed to have drafted such provision.
SECTION 6.17.    Exhibits and Schedules. All Exhibits and Schedules attached to this Agreement are incorporated and shall be treated as if set forth herein.
SECTION 6.18.    Specific Performance. The Parties acknowledge that money damages may not be an adequate remedy for breaches or violations of this Agreement and that any Party, in addition to any other rights and remedies which the Parties may have hereunder or at law or in equity, may, in its sole discretion, apply to a court of competent jurisdiction in accordance with Section 6.07 for specific performance or injunction or such other equitable relief as such court may deem just and proper in order to enforce this Agreement in the event of any breach of the provisions of this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each Party hereby waives (a) any objection to the imposition of such relief, and (b) any requirement for the posting of any bond or similar collateral in connection therewith.
SECTION 6.19.    Reliance on Authority of Person Signing Agreement. If a Stockholder is not a natural person, neither the Company nor any other Stockholder will (a) be required to determine the authority of the individual signing this Agreement to make any commitment or undertaking on behalf of such entity or to determine any fact or circumstance bearing upon the existence of the authority of such individual, or (b) be responsible for the application or distribution of proceeds paid or credited to individuals signing this Agreement on behalf of such entity.
SECTION 6.20.    Restriction on Voting. To the maximum extent permitted by applicable Law, if, pursuant to this Agreement, any Stockholder is not entitled to cast a vote, give a consent or provide or withhold any approval under this Agreement or otherwise, the determination as to whether the matter under consideration has been approved or consented to shall be made without regard to the voting or approval rights of such Stockholder in counting the necessary votes, consents or approvals.
[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first written above.

COMPANY:

A.M. CASTLE & CO.

By:	/s/ Marec E. Edgar
Name: Marec E. Edgar
Title: Executive Vice President, General Counsel, Secretary & Chief Administrative Officer

EX-[Signature Page to Stockholders Agreement]

STOCKHOLDERS:

HIGHBRIDGE:

1992 MSF INTERNATIONAL LTD.

By: Highbridge Capital Management, LLC as Trading Management

By:	/s/ Jonathan Segal
Name: Jonathan Segal
Title: Managing Director

1992 TACTICAL CREDIT MASTER FUNDS, L.P.

By: Highbridge Capital Management, LLC as Trading Management

By:	/s/ Jonathan Segal
Name: Jonathan Segal
Title: Managing Director

EX-[Signature Page to Stockholders Agreement]

CORRE:

CORRE OPPORTUNITIES QUALIFIED MASTER FUND, LP

By:	/s/ Eric Soderlund
Name: Eric Soderlund
Title: Authorized Signatory

CORRE OPPORTUNITIES FUND, LP

By:	/s/ Eric Soderlund
Name: Eric Soderlund
Title: Authorized Signatory

CORRE OPPORTUNITIES II MASTER FUND, LP

By:	/s/ Eric Soderlund
Name: Eric Soderlund
Title: Authorized Signatory

EX-[Signature Page to Stockholders Agreement]

WHITEBOX:

WHITEBOX ASYMMETRIC PARTNERS, LP

By:	/s/ Mark Strefling
Name: Mark Strefling
Title: CEO

WHITEBOX CREDIT PARTNERS, LP

By:	/s/ Mark Strefling
Name: Mark Strefling
Title: CEO

WHITEBOX MULTI-STRATEGY PARTNERS, LP

By:	/s/ Mark Strefling
Name: Mark Strefling
Title: CEO

WHITEBOX INSTITUTIONAL PARTNERS, LP

By:	/s/ Mark Strefling
Name: Mark Strefling
Title: CEO

WHITEBOX GT FUND, LP

By:	/s/ Mark Strefling
Name: Mark Strefling
Title: CEO

EX-[Signature Page to Stockholders Agreement]

PANDORA SELECT PARTNERS, LP

By:	/s/ Mark Strefling
Name: Mark Strefling
Title: CEO

WHITEBOX TERM CREDIT FUND I, LP

By:	/s/ Mark Strefling
Name: Mark Strefling
Title: CEO

EX-[Signature Page to Stockholders Agreement]

WFF:

WOLVERINE FLAGSHIP FUND TRADING LIMITED

By:	/s/ Kenneth L. Nadel
Name: Kenneth L. Nadel
Title: Chief Operating Officer

EX-[Signature Page to Stockholders Agreement]

SGF-Related Persons:

SGF, LLC

By:	/s/ Reuben S. Donnelley
Name: Reuben S. Donnelley
Title: Managing Member

WB & CO.

By:	/s/ Jonathan B. Mellin
Name: Jonathan B. Mellin
Title: General Partner

/s/ Jonathan B. Mellin
Name: Jonathan B. Mellin

/s/ Reuben S. Donnelley
Name: Reuben S. Donnelley

TRUSTS LISTED IN ANNEX A, B and C By Northern Trust Company, Trustee

By:	/s/ Jackie Brick Guilbeau
Name: Jackie Brick Guilbeau
Title: Senior Vice President

FOUNDATIONS LISTED IN ANNEX D

By:	/s/ Jonathan B. Mellin
Name: Jonathan B. Mellin
Title: President

EX-[Signature Page to Stockholders Agreement]

TRUSTS AND ENTITIES LISTED IN ANNEXES E, F and G By FOM Corporation

By:	/s/ Jonathan B. Mellin
Name: Jonathan B. Mellin
Title: President

MICHAEL SIMPSON

By:	/s/ Jonathan B. Mellin
Name: Jonathan B. Mellin
Title: Attorney-in-Fact

Jonathan B. Mellin represents and warrants to each of the other parties to this Agreement that he has the full legal capacity, power and authority, pursuant to a validly existing power of attorney, a copy of which has been made available to the Company and to each of the other parties to this Agreement, to (a) execute and deliver, on behalf of each of the persons for whom he has signed in such capacity, this Agreement and each other agreement, instrument and document contemplated hereby to be entered into by each such person and (b) perform the obligations hereunder and thereunder of each such person.

EX-[Signature Page to Stockholders Agreement]

MANAGEMENT STOCKHOLDERS
/s/ Steven Scheinkman
Steven Scheinkman
/s/ Marec Edgar
Marec Edgar
/s/ Patrick Anderson
Pat Anderson
/s/ Ronald Knopp
Ron Knopp
/s/ Joe Bonnema
Joe Bonnema
/s/ Mark Zundel
Mark Zundel
/s/ Jim Joyce
Jim Joyce

EX-[Signature Page to Stockholders Agreement]

Schedule A

Common Stock Ownership of the Stockholders; Percentage Interest; Notice Information; Capitalization

EX-Schedule A

Schedule B

Directors

Name	Designating Stockholder/Position
Steven W. Scheinkman	Chief Executive Officer
Jonathan Mellin	SGF
Jonathan Segal	Highbridge
Jacob Mercer	Whitebox
Jeffrey A. Brodsky	Corre/WFF

EX-Schedule B

Exhibit A

Articles of Amendment and Restatement

(See attached.)

EX-Exhibit A

Exhibit B

Bylaws

(See attached.)

EX-Exhibit B

Exhibit C
Form of Joinder Agreement
This Joinder Agreement (this “Joinder Agreement”) is made this [●] day of [●], 20[●], by and among [●] (the “Transferee”), [●] (the “Transferor”) and A. M. Castle & Co., a Maryland corporation (the “Company”), pursuant to the terms of that certain Stockholders Agreement, dated as of [●], 2017, by and among the Company and those stockholders of the Company that are signatories thereto (including all exhibits and schedules thereto, the “Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.
WITNESSETH:
WHEREAS, the Company and the Stockholders entered into the Agreement to impose certain restrictions and obligations upon themselves, and to provide certain rights, with respect to the Company, the Stockholders and the Stock;
WHEREAS, the Transferee is acquiring Common Stock pursuant to a Transfer, in accordance with the Agreement and in such amount as set forth in Section 4 below (the “Acquired Stock”); and
WHEREAS, the Agreement requires that any Person to whom one or more shares of Common Stock are Transferred must enter into a Joinder Agreement binding the Transferee to the Agreement to the same extent as if it were an original party thereto and imposing the same restrictions and obligations upon the Transferee and the Acquired Stock as are imposed upon the Stockholders and the Common Stock under the Agreement.
NOW, THEREFORE, in consideration of the mutual promises of the parties hereto and as a condition of the purchase or receipt by the Transferee of the Acquired Stock, the Transferee acknowledges and agrees as follows:
1.The Transferee has received and read the Agreement and acknowledges that the Transferee is acquiring the Acquired Stock in accordance with and subject to the terms and conditions of the Agreement.
2.By the execution and delivery of this Joinder Agreement, the Transferee represents and warrants to, and agrees with the Company and the Transferor that the following statements are true and correct as of the date hereof:
(a)    The Transferee is holding the Acquired Stock for its own account solely for investment and not with a view to resale or distribution thereof other than in compliance with all applicable securities laws and the Agreement.
(b)    If the Transferee is an entity, the Transferee is duly organized and validly existing under the laws of its jurisdiction of organization. If the Transferee is a natural person, such Transferee has full legal capacity.

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(c)    Except as expressly disclosed in writing to the Company and the other Parties, the execution, delivery and performance by the Transferee of this Joinder Agreement are within the Transferee’s corporate or other powers, as applicable, have been duly authorized by all necessary corporate or other action on its behalf (or, if the Transferee is an individual, are within such Transferee’s legal right, power and capacity), require no consent, approval, permit, license, order or authorization of, notice to, action by or in respect of, or filing with, any Governmental Authority on the part of the Transferee (except as expressly disclosed in writing to the Board prior to the date hereof), and do not and will not result in a breach of any of the terms, conditions or provisions of, or constitute a default under, any provision of applicable law or of any judgment, order, writ, injunction or decree or any agreement or other instrument to which the Transferee is a party or by which the Transferee or any of the Transferee’s properties is bound. This Joinder Agreement has been duly executed and delivered by the Transferee and constitutes a valid and binding agreement of the Transferee, enforceable against the Transferee in accordance with its terms, subject to the Enforceability Exceptions.
(d)    The Transferee acknowledges that the Transfer of the Acquired Stock and any related offering have not been and will not be registered under the Securities Act, and, to the extent an offer or sale is involved, are being made in reliance upon federal and state exemptions for transactions not involving a public offering. In furtherance thereof, the Transferee represents and warrants that it is an “accredited investor” (as defined in Regulation D promulgated under the Securities Act) and the Transferee has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the risks of its investment in the Acquired Stock. The Transferee agrees that it will not take any action that could have an adverse effect on the availability of the exemption from registration provided by Regulation D promulgated under the Securities Act with respect to the offer and sale of the interests in the Company. In connection with its acquisition of the Acquired Stock, the Transferee meets all the applicable suitability standards imposed on it by applicable law.
(e)    The Transferee has been given the opportunity to (i) ask questions of, and receive answers from, the Company concerning the terms and conditions of the Acquired Stock and other matters pertaining to an investment in the Company and (ii) obtain any additional information necessary to evaluate the merits and risks of an investment in the Company that the Company can acquire without unreasonable effort or expense. In considering its investment in the Acquired Stock, the Transferee has evaluated for itself the risks and merits of such investment, and is able to bear the economic risk of such investment, including a complete loss of capital, and in addition has not relied upon any representations made by, or other information (whether oral or written) furnished by or on behalf of, the Company or its Subsidiaries or any director, officer, employee, agent or Affiliate of such Persons, other than as set forth in the Agreement. The Transferee has carefully considered and has, to the extent it believes necessary, discussed with legal, tax, accounting and financial advisors the suitability of an investment in the Company in light of its particular tax

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and financial situation, and has determined that the Acquired Stock is a suitable investment for such Transferee.
(f)    The Transferee does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the execution, delivery or performance of this Joinder Agreement by the Transferee.
3.The Transferee agrees that the Acquired Stock is bound by and subject to all of the terms and conditions of the Agreement, and hereby joins in, and agrees to be bound by, and shall have the benefit of, all of the terms and conditions of the Agreement to the same extent as if the Transferee were an original party to the Agreement; provided, however, that the Transferee’s joinder in the Agreement shall not constitute a joinder of the Transferee as a Party to the Agreement unless and until the Company executes this Joinder Agreement confirming the due joining of the Transferee as a Party to the Agreement. This Joinder Agreement shall be attached to and become a part of the Agreement.
4.For good and valuable consideration, the sufficiency of which is hereby acknowledged by the Transferor and the Transferee, the Transferor hereby Transfers absolutely to the Transferee the Acquired Stock, including, for the avoidance of doubt, all rights, title and interest in and to the Acquired Stock, with effect from the date hereof. It is hereby confirmed by the Transferor that the Transferor has complied in all respects with the provisions of the Agreement with respect to the Transfer of the Acquired Stock. The amount of Common Stock currently held by the Transferor, and the amount of Acquired Stock to be transferred and assigned pursuant to this Joinder Agreement, are as follows:

Amount of Common Stock Held by the Transferor	Amount of Acquired Stock

[ ]	[ ]

5.The Transferee hereby agrees to accept the Acquired Stock and hereby agrees and consents to become a Party and hereby is admitted as a Party.
6.Any notice, request or other communication required or permitted to be delivered to the Transferee pursuant to the Agreement shall be given to the Transferee at the address and/or facsimile number listed beneath the Transferee’s signature below.
7.This Joinder Agreement shall be governed by and construed in accordance with the laws of the State of Maryland.
[Remainder of Page Intentionally Left Blank.]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Joinder Agreement as of the date first above written.

THE COMPANY:	A. M. CASTLE & CO.

By:
Name:
Title:

TRANSFEROR:	[INSERT NAME]

By:
Name:
Title:

TRANSFEREE:	[INSERT NAME]

By:
Name:
Title:
[INSERT TRANSFEREE’S ADDRESS]

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